UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 4, 2011

ECHELON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29748	77-0203595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Meridian Avenue

San Jose, California 95126

(Address of principal executive offices, including zip code)

(408) 938-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 4, 2011 the Compensation Committee of the Board of Directors of Echelon Corporation (the “Company”) implemented a management bonus plan for 2011 (the “Plan”) under which certain of its executive officers, including its Chief Executive Officer, and certain other officers are eligible to earn cash payouts upon the achievement of certain performance targets. The Plan as it applies to such officers (other than its two Senior Vice Presidents of Sales and Market Development and its Executive Chairman) is tied 50% to performance targets based on the Company’s revenue and 50% to performance targets based on its non-GAAP operating income or loss (“NGOI”). (NGOI will be calculated as the Company’s actual net operating income or loss for full year 2011, adjusted to remove stock based compensation charges, payments under the Plan itself and certain other charges.) The goals of the Plan are to drive revenue growth and control spending. The Plan as it applies to the Company’s Senior Vice President of Commercial Sales and Market Development is tied 100% to performance targets based on the Company’s revenue for its commercial markets products, and with a payment for each “design win” during 2011. The Plan as it applies to the Company’s Senior Vice President of Utilities Sales and Market Development is tied 50% to performance targets based on the Company’s revenue for its utilities markets products and 50% on new orders for its utilities markets products during 2011. The goals of the Plan for the sales executives are to drive design wins, orders (bookings) and revenue. If the performance criteria are met, the target bonus amounts to be paid to the named executive officers are as follows: Ron Sege, $400,000; Oliver R. Stanfield, $86,000; Michael T. Anderson, $100,000; and Kathleen B. Bloch, $54,500. If the performance criteria are exceeded, the amount of the bonus paid to each named executive officer may exceed such target bonus amount.

Following a review of salary levels at peer companies and among the Company’s senior executive officers, the Compensation Committee also approved an increase in annual salary for the Company’s Senior Vice President of Utilities Sales and Market Development, Michael T. Anderson, from $300,000 to $325,000. The Company will reimburse Mr. Anderson, who is a resident of the state of Washington, for any California state income taxes paid on his salary.

In addition, the Compensation Committee approved compensation for the Company’s Executive Chairman, M. Kenneth Oshman, for 2011. Such compensation will consist of an annual salary of $150,000, participation in a management bonus plan and continuation of the current air travel reimbursement plan. Under the bonus plan, while he remains a Company employee, Mr. Oshman will receive performance shares over a two year period under the Company’s 1997 Stock Plan calculated as a $400,000 bonus amount divided by the per share closing price of the Company’s common stock on February 10, 2011. No cash bonus will be issued under the bonus plan for Mr. Oshman. The issuance to Mr. Oshman of the shares of Echelon common stock underlying the performance shares will be subject to monthly vesting, so that one-twenty-fourth of the performance shares issuable to Mr. Oshman will vest as of the first of each month, commencing March 1, 2011, as long as Mr. Oshman continues to be employed by Echelon as of the applicable monthly vesting date. If Mr. Oshman is not so employed as of any applicable vesting date, then the performance shares will not vest and will automatically be returned to the Company’s 1997 Stock Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHELON CORPORATION

By:	/s/ Oliver R. Stanfield
Oliver R. Stanfield Executive Vice President and Chief Financial Officer

Date: February 9, 2011